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                                                                    Exhibit 10.8

BE
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March 12, 1999

Mr. Roy Graham
1030 Crossbow Court
San Jose, CA 95120

Dear Roy:

I am pleased to offer you the position of Executive Vice President of Sales & Marketing reporting to me. In this position your compensation will be divided into two components: a base salary component and a bonus component. Your base salary will be two hundred sixteen thousand dollars ($216,000) per year. Your target bonus is fifty four thousand ($54,000) for the first year of employment. Your salary and bonus shall be paid twice per month and is subject to withholding for federal, state, and other applicable taxes. Your compensation will be subject to periodic review by the management and the Board of Directors, usually once a year.

For the first year of employment, you will receive 100% of your targeted bonus of $54,000. After that, your bonus will paid subject to accomplishment goals as set forward by management and the Board of Directors which is still to be determined.

Further, we will recommend to Be's Board of Directors that you be granted an option to purchase 660,000 shares of common stock which will vest as follows. 160,000 options to purchase shares of common stock will vest immediately upon your date of hire. The remaining 500,000 options to purchase shares of common stock will vest over a four year vesting schedule starting from the date of your employment. Vesting will be annual vesting for the first year and monthly vesting for the following three years.

As an employee of Be, you and your dependents will be entitled to Be medical and dental benefits as made available to all Be employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions and confidential information.

This is an offer for "at will" employment and doe not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

This offer is effective though March 19, 1999. It will expire if not accepted in writing by that date. We look forward to your acceptance. Please sign and return this letter upon acceptance.

Sincerely,

/s/ Jean-Louis Gassee

Jean-Louis Gassee
Chief Executive officer                 ACCEPTED: /s/ Roy Graham

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